133 Peachtree Street Northeast
                                                  Atlanta, Georgia 30303
                                                  (404) 652-4000
News from Georgia-Pacific
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                                                  Release No. C-1604
                                                  August 31, 2000

                     GEORGIA-PACIFIC AND FORT JAMES RECEIVE
              HART-SCOTT-RODINO REQUEST FOR ADDITIONAL INFORMATION

ATLANTA, Ga., and DEERFIELD, Ill. - Georgia-Pacific Corp. (NYSE: GP) and Fort James Corp. (NYSE: FJ) jointly said today that, as anticipated, they have received a request from the U.S. Department of Justice for additional information under the Hart-Scott-Rodino Antitrust Improvements Act regarding the proposed merger between the two companies. The companies said they intend to respond promptly to the second request.

The second request has the effect of extending the waiting period under the Hart-Scott-Rodino Act until 20 calendar days after both parties comply with the request. The companies expect to complete the proposed merger in the fourth quarter of this year.

The boards of directors of both companies announced a definitive merger agreement on July 17 for Georgia-Pacific to acquire all outstanding shares of Fort James in a transaction valued at approximately $11billion. Under the terms of the agreement, Georgia-Pacific will begin an exchange offer for the Fort James shares following the effectiveness of the registration statement filed with the Securities and Exchange Commission.

Headquartered at Atlanta, Georgia-Pacific (www.gp.com) is one of the world's leading manufacturers and distributors of paper and building products. Its familiar consumer brands include Angel Soft, Sparkle, Coronet and MD tissue products and Pacific Garden antibacterial hand soap. The company also sells tissue products for the away-from-home market. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to professional builders and contractors, hardware stores and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific is the nation's largest producer of structural wood panels and second largest producer of lumber and gypsum wallboard. With 1999 sales of $17.8 billion, the company employs approximately 55,000 people at more than 500 locations in North America.

Fort James (www.fortjames.com) is a leading international consumer products company, serving consumers both at home and away-from-home with bathroom and facial tissue, paper towels, napkins, cotton pads, cups, plates, cutlery and food wrap products. The company's popular brands include Quilted Northern, Soft 'N Gentle, Brawny, Mardi Gras, So-Dri, Vanity Fair and Dixie in North America, and Lotus, Okay, Embo, Colhogar, Tenderly, KittenSoft, Delica and Demak'Up in Europe. With 1999 sales of $6.8 billion, the company has approximately 50 manufacturing facilities principally located in the U.S., Canada and Europe.

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Media
Contacts:          Ken Haldin / Georgia-Pacific
                   (404) 652-6098

                   Greg Guest / Georgia-Pacific
                   (404) 652-4739

                   Mark Lindley / Fort James
                   (847) 317-5280


Analyst
Contacts:          Richard Good / Georgia-Pacific
                   (404) 652-4720

                   Celeste Gunter / Fort James
                   (847) 317-5355